UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 10, 2014
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Codexis, Inc.
(Exact name of Registrant as Specified in its Charter)
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Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
200 Penobscot Drive
Redwood City, CA 94063
(Address of Principal Executive Offices) (Zip Code)
(650) 421-8100
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 10, 2014 (the “Effective Date”), Codexis, Inc. (the “Company” or “Codexis”) entered into a Platform Technology Transfer, Collaboration and License Agreement (the “Agreement”) with GlaxoSmithKline Intellectual Property Development Limited (“GSK”).
The Agreement allows GSK to use Codexis’ proprietary CodeEvolver® protein engineering platform technology (the “CodeEvolver Platform Technology”) in the field of human healthcare. The CodeEvolver Platform Technology enables rapid development of custom-designed enzymes that are highly optimized for efficient manufacturing processes. The CodeEvolver Platform Technology, which is comprised of proprietary methods for the design and generation of diverse genetic libraries, automated screening techniques, algorithms for the interpretation of screening data and predictive modelling, is covered by more than 150 issued patents and patent applications worldwide.
Under the terms of the Agreement, Codexis granted to GSK a non-exclusive, worldwide license to use Codexis’ CodeEvolver Platform Technology to develop novel enzymes for (a) the manufacture and commercialization of compounds, molecules and products for the treatment of any human disease or medically treatable human condition, (b) the prophylaxis, diagnosis, or treatment of any human disease or medically treatable human condition, and (c) the research and development of compounds, molecules and products for the treatment of any human disease or medically treatable human condition (the “Field”). This license to GSK is exclusive for the use of the CodeEvolver Platform Technology to develop novel enzymes for the synthesis of small-molecule compounds owned or controlled by GSK (the “GSK Exclusive Field”). GSK has the right to grant sublicenses to affiliates of GSK and, in certain limited circumstances, to third parties. Codexis also granted a license to GSK to make or have made products developed using the CodeEvolver Platform Technology, with a right to grant sublicenses solely to affiliates of GSK, contract manufacturing organizations and contract research organizations. This manufacturing license is exclusive in the GSK Exclusive Field and otherwise non-exclusive in the Field. The licenses granted by Codexis to GSK are subject to certain limitations based on pre-existing contractual obligations that apply to the technology and intellectual property that is the subject of the license grants. In addition, GSK is prohibited from using the CodeEvolver Platform Technology to develop or produce any enzymes or other compounds for or on behalf of any third party except that GSK can exercise its license rights in connection with certain research and development programs jointly performed with a bona fide third party collaborator so long as GSK uses the CodeEvolver Platform Technology independently from the third party collaborator and complies with all of the other restrictions and obligations under the Agreement.
GSK will pay Codexis up to $25 million over approximately the next two years, $6 million of which will be paid upfront shortly after the Effective Date and an additional $19 million of which is subject to satisfactory completion of technology transfer milestones. Codexis also has the potential to receive numerous additional milestone payments that range from $5.75 million per project to $38.5 million per project based on GSK’s successful application of the licensed technology to GSK’s programs. Codexis does not expect to begin receiving these potential additional milestone payments, if any, during the first two years of the Agreement. Codexis is eligible to receive these additional milestone payments for up to two or three additional projects for most project categories. There are two project categories for which there is no project limit on the number of additional milestone payments that Codexis is eligible to receive. In addition, Codexis will receive royalties based on net sales, if any, of all GSK enzyme therapeutic products, up to two diagnostic products and up to two prophylactic or non-enzyme therapeutic products that GSK develops using the CodeEvolver Platform Technology. Codexis has the right to conduct technical and financial audits of GSK to confirm that all milestone and royalty payments that are owed to Codexis have been paid in full and on time.
Under the Agreement, Codexis will transfer its CodeEvolver Platform Technology to GSK over an estimated two-year period starting on the Effective Date (the “Technology Transfer Period”). As a part of this technology transfer, Codexis will provide to GSK Codexis’ proprietary enzymes, proprietary protein engineering protocols and methods, and proprietary software algorithms. In addition, teams of Codexis and GSK scientists will participate in technology training sessions and collaborative research projects at Codexis’ laboratories in Redwood City, California and at GSK’s laboratories in Upper Merion, Pennsylvania. Upon completion of technology transfer, GSK will have CodeEvolver Platform Technology installed at its Upper Merion, Pennsylvania site.
The licenses to GSK are granted under Codexis patents, patent applications and know-how that Codexis owns or controls as of the Effective Date and that cover the CodeEvolver Platform Technology and certain enzymes useful in the Field. Any improvements to the CodeEvolver Platform Technology during the Technology Transfer Period will also be included in the license grants from Codexis to GSK. At the end of the Technology Transfer Period, GSK can exercise an option (the “Option”), upon payment of certain option fees, that would extend GSK’s license to include certain improvements to the CodeEvolver Platform Technology that arise during a three-year period that begins at the end of the Technology Transfer Period (the “Option Extension Period”).
Under the Agreement, Codexis will own any improvements to Codexis’ protein engineering methods, processes and algorithms that arise from Codexis or GSK activities during the Technology Transfer Period, and if GSK exercises the Option, during the Option Extension Period. GSK will own (the “GSK-Owned Technology”) (a) any enzyme technology that is developed during a project under the Agreement that uses the CodeEvolver Platform Technology during the Technology Transfer Period, and if GSK exercises the Option, during the Option Extension Period (a “Project Enzyme”) and (b) the methods of use of any Project Enzyme in compound synthesis that are developed during the Technology Transfer Period, and if GSK exercises the Option, during the Option Extension Period. GSK granted to Codexis a worldwide, non-exclusive, fully paid-up, royalty-free license, with the right to grant sublicenses, to use outside of the GSK Exclusive Field the GSK-Owned Technology that is developed during the Technology Transfer Period.
During the five-year period beginning on the Effective Date (the “Embargo Period”), GSK is prohibited from using the Platform Technology for the use, research or development (whether in vitro or in vivo) or commercialization of any enzyme or enzyme fusion protein that (a) effects a chemical transformation in humans or (b) facilitates, assists, transports or enables the action, dispersion, absorption or bioavailability of a molecule, biologic agent, drug product, therapeutic agent or other compound in humans (the “Embargo Field”). GSK is permitted to use the CodeEvolver Platform Technology during the Embargo Period to develop and use an enzyme or enzyme fusion protein that (x) is used by GSK solely as a research reagent or a research tool within the Embargo Field, (y) is used to synthesize a small-molecule compound owned or controlled by GSK or (z) facilitates, assists, transports or enables the action, dispersion, absorption or bioavailability of a small-molecule compound that is owned or controlled by GSK.
The Agreement has a term that begins on the Effective Date and continues, unless earlier terminated, until the expiration of all payment obligations under the Agreement. At any time following the completion of the first technology transfer stage, GSK can terminate the Agreement by providing 90 days written notice to Codexis. If GSK exercises this termination right during the

Technology Transfer Period, GSK will make a one-time termination payment to Codexis. GSK can also terminate the Agreement on a country-by-country basis at any point during the term of the Agreement. In the event the Agreement is terminated early by GSK in its entirety or on a country-by-country basis, or by Codexis due to an uncured material breach by GSK, or if GSK sells or transfers to a third party any GSK business or facility that includes any Codexis proprietary materials, information or technology, Codexis has the right to conduct an audit of GSK’s facilities to confirm that all proprietary Codexis materials, information and technology have been destroyed.
Codexis expects to receive $11.0 million in cash during the fiscal year ending December 31, 2014 as a result of the Agreement.
The foregoing is only a summary of the material terms of the Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2014.

Item 7.01.	Regulation FD Disclosure.
On July 14, 2014, the Company issued a press release announcing the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.
The information furnished pursuant to this Item 7.01 of this Report, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing, unless the Company expressly sets forth in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements relating to Codexis’ expectation that it will receive up to $25 million over approximately the next two years under the Agreement, the potential for Codexis to receive project-based milestone payments that range from $5.75 million per project to $38.5 million per project, Codexis’ expectations that it will receive $11.0 million in cash during the fiscal year ending December 31, 2014 as a result of the Agreement, Codexis’ expectation that it will not receive any project-based milestone payments during the first two years of the Agreement, the potential for Codexis to receive royalties from GSK for net sales of certain GSK products developed using the CodeEvolver Platform Technology, the duration of the technology transfer period under the Agreement and the ability of the CodeEvolver Platform Technology to rapidly develop custom-designed enzymes that produce efficient manufacturing processes. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis' control and that could materially affect actual results. Factors that could materially affect actual results include Codexis' dependence on its collaborators; Codexis' dependence on a limited number of products and customers; potential adverse effects to Codexis' business if its customers' pharmaceutical products are not received well in the markets; Codexis’ ability to retain key personnel; Codexis’ reliance on customers to provide timely information in order for Codexis to report accurately and timely its financial results; Codexis’ ability to compete may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis' Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2014, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 14, 2014

CODEXIS, INC.

By:	/s/ Douglas T. Sheehy
Douglas T. Sheehy
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release.